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                                                                    EXHIBIT 11.1


                               ILEX ONCOLOGY, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                     (In Thousands, Except Per Share Amount)


                                                                   Three Months Ended           Nine Months Ended
                                                                      September 30,               September 30,
                                                                 -----------------------     -----------------------
                                                                    1997          1998          1997          1998
                                                                    ----          ----          ----          ----

                 COMPUTATION OF BASIC LOSS PER SHARE

Net Loss                                                         $ (3,859)     $ (4,462)     $ (5,652)     $(15,867)
Weighted average number of shares of Common Stock and
    Common Stock equivalents outstanding:
       Weighted average number of shares of Common Stock
              outstanding                                          11,911        12,640        11,379        12,423
       Weighted average number of Common Stock equivalents
              applicable to stock options and warrants (1)
                                                                      592             0           592             0
                                                                 --------      --------      --------      --------
Common Stock and Common Stock equivalents                          12,503        12,640        11,971        12,423
                                                                 ========      ========      ========      ========
Basic net loss per share                                         $   (.31)     $   (.35)     $  (0.47)     $  (1.28)
                                                                 ========      ========      ========      ========

                COMPUTATION OF DILUTED LOSS PER SHARE
Net Loss                                                         $ (3,859)     $ (4,462)     $ (5,652)     $(15,867)
Weighted average number of shares of Common Stock and
    Common Stock equivalents outstanding:
       Weighted average number of shares of Common Stock
              outstanding                                          11,911        12,640        11,379        12,423
       Weighted average number of Common Stock equivalents
              applicable to stock options and warrants (1)
                                                                      592           229           592           323
                                                                 --------      --------      --------      --------
Common Stock and Common Stock equivalents                          12,503        12,869        11,971        12,746
                                                                 ========      ========      ========      ========
Diluted net loss per share (2)                                   $   (.31)     $   (.35)     $  (0.47)     $  (1.24)
                                                                 ========      ========      ========      ========

(1) For the nine-month and three-month periods ended September 30, 1997, convertible stock, stock options and stock warrants issued within one year prior to an initial public offering with a conversion price or exercise price below the estimated initial public offering price have been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D).

(2) This calculation is submitted in accordance with Item 601(b)11 of regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.



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